SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                     FORM N-8A

                         NOTIFICATION OF REGISTRATION FILED
                          PURSUANT TO SECTION 8(a) OF THE
                          INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it herewith registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:          VARIABLE ANNUITY ACCOUNT SIX

Address of Principal Business Office:

               c/o Anchor National Life Insurance Company
               1 SunAmerica Center
               Century City
               Los Angeles, California 90067-6022

Telephone:          (310) 772-6000

Name and Address of agent for service of process:

               Susan L. Harris, Esq.
               c/o SunAmerica Inc.
               1 SunAmerica Center
               Los Angeles, California 90067-6022


Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to
     Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               Yes: X                   No:

Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Los Angeles and the State of California on December 19, 1996.


                                       Variable Annuity Account Six
                                       (Name of Registrant)

                                  By:  Anchor National Life Insurance Company
                                       --------------------------------------
                                                     (Depositor)

Attest:

/s/ CAROL YEE                          /s/ SUSAN L. HARRIS
--------------------              By:  --------------------------------------
Carol Yee                              Susan L. Harris
                                       Senior Vice President & Secretary